Exhibit 5.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form F-10 of Manulife Financial Corporation, and in the related preliminary short form base shelf prospectus pertaining to the issue and sale of up to US$5,000,000,000 in an aggregate amount of Debt Securities, Class A Shares, Class B Shares, Class 1 Shares, Common Shares, Subscription Receipts, Warrants, and Units of Manulife Financial Corporation, of our reports dated February 10, 2021, with respect to the consolidated financial statements of Manulife Financial Corporation as at December 31, 2020 and 2019 and for the years then ended, and the effectiveness of internal control over financial reporting of Manulife Financial Corporation as of December 31, 2020, included in Manulife Financial Corporation’s 2020 Annual Report (Form 40-F) filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Toronto, Canada

September 15, 2021